BYLAWS

OF

THE TORO COMPANY
(A Delaware Corporation)

ARTICLE I
Offices, Corporate Seal, and Records

Section 1.1 The registered office of the Corporation shall be established and maintained in the City of Dover, in the County of Kent, in the State of Delaware, and the Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time determine. Unless otherwise determined by the Board of Directors, the principal executive office of the Corporation shall be at 8111 Lyndale Avenue South, in the City of Bloomington, County of Hennepin, State of Minnesota.

Section 1.2 The Corporation may have a corporate seal in such form as determined by the Board of Directors, which may be altered at its pleasure, and the seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 1.3 The Corporation shall at all times keep at its principal executive office, or at such other place or places as the Board of Directors may determine, a share register giving the names and addresses of the stockholders, the number and classes of shares held by each, and the dates on which the certificates therefor were issued, or, in the case of uncertificated shares, the date the electronic entry evidencing the ownership of the shares was made in the Company’s records.

Section 1.4 The Corporation shall at all times keep at its principal executive office the following records:

(a)	The original or copies of records of all proceedings of stockholders and directors, of its Bylaws and all amendments thereto, and of reports made to stockholders or any of them within the next preceding three years;

(b)	A statement of names and usual business addresses of its directors and principal officers;

(c) Appropriate financial statements.

Section 1.5 Subject to law and any order of the Court of Chancery, any stockholder of record shall have the right to inspect and make copies or extracts therefrom, upon proper written demand under oath stating the purpose thereof, in person or by attorney or other agent, at any reasonable time or times, for any proper purpose, and at the principal executive offices of the corporation, the stock ledger, a list of stockholders, and other books and records, required financial statements, and the records of the proceedings of the stockholders and directors.

ARTICLE II

Meeting of Stockholders

Section 2.1 All meetings of the stockholders shall be held at such place within or without the State of Delaware as may be designated by the Board of Directors in the notice of the meeting.

Section 2.2 The Regular Meetings of the stockholders, if any, shall be held on the day or date and at the time and place as the Board of Directors may fix from time to time in its discretion, for the election of directors and the transaction of such other business as may come before the meeting; provided, however, that any previously scheduled regular meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such regular meeting of the stockholders; and provided, further, that no business with respect to which special notice is required by law shall be transacted at a regular meeting unless such notice shall have been given.

Section 2.3 Special meetings of the stockholders for any purpose or purposes may be called only by the Board of Directors, pursuant to a resolution approved by a majority of the entire Board of Directors; provided, however, that any previously scheduled special meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such special meeting of the stockholders. Business transacted at a special meeting shall be confined to the purposes stated in the call and notice thereof.

Section 2.4 Notice of each regular and special meeting of stockholders stating the date, time and place thereof, and the general nature of the business to be considered thereat, shall be given at least ten (10) days and not more than sixty (60) days before the date of the meeting to each stockholder entitled to vote thereat. Such notice shall be deemed delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation.

Section 2.5 Each stockholder who is entitled to vote pursuant to the terms of the Certificate of Incorporation and these Bylaws, or who is entitled to vote pursuant to the laws of the State of Delaware, shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors shall be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. All other questions shall be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such question.

A complete list of the stockholders entitled to vote at any meeting of stockholders at which directors are to be elected, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including without limitation as officers, employees, agents of representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate inspector has been appointed to act or is able to act at a meeting of stockholders, the Chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

The Chair of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

Section 2.6 Except as otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the presence, in person or by proxy, of stockholders holding a majority of the voting power of the outstanding stock of the Corporation shall constitute a quorum at all meetings of the stockholders. The Chair of any regular or special meeting of the stockholders or a majority in interest of the stockholders entitled to vote thereat shall have the power to adjourn such meeting from time to time, without notice other than announcement at the meeting, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law; provided, however, that if such adjournment is for more than thirty (30) days, or if after such adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such adjourned meeting. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof unless the Board of Directors shall have fixed a new record date for such adjournment or adjournments pursuant to Section 2.7 of these Bylaws.

The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.7 In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect to any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be less than ten nor more than sixty days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment or adjournments of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 2.8 (A) (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at a regular meeting of stockholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Bylaw.

(2) For nominations or other business to be properly brought before a regular meeting by a stockholder pursuant to clause (c) of paragraph (A) (1) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than forty-five (45) days nor more than ninety (90) days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s regular meeting; provided, however, that in the event that the date of the regular meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the preceding year’s regular meeting, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such rescheduled regular meeting and not later than the close of business on the later of the 60th day prior to such rescheduled regular meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner.

(3) Notwithstanding anything in paragraph (A) (2) of this Bylaw, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least seventy (70) days prior to the first anniversary of the preceding year’s regular meeting, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(B) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Bylaw, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A) (2) at the principal executive offices of the Corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by; the Board of Directors to be elected at such meeting.

(C) (1) Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a regular meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal shall be disregarded. The Chair of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal shall be disregarded.

(2) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(3)	For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

ARTICLE III

Directors

Section 3.1 The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than eight (8) nor more than twelve (12) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of its members. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of Class A to expire at the 1984 Annual Meeting of Stockholders, the term of office of Class B to expire at the 1985 Annual Meeting of Stockholders and the term of office of Class C to expire at the 1986 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.

Section 3.2 Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the Class to which they have been elected expires. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Common Stock of the Company.

Section 3.3 Regular meetings of the Board shall be held at bi-monthly intervals during each fiscal year, or on such alternate intervals or dates as the Board may fix from time to time in its discretion, and at such time and place as the Chairman of the Board of Directors or, in his absence, the President shall determine, preferably at the principal executive office of the Corporation during the third week of the month. At least three (3) days’ notice thereof shall be given by the Secretary to each director, either personally or by telephone, mail, electronic mail or facsimile transmission.

Section 3.4 Special meetings of the Board may be called by the Chief Executive Officer or by any two directors, and not less than twenty-four (24) hours’ notice thereof shall be given by the Secretary to any director, either personally or by telephone, mail, telegram or facsimile transmission.

Section 3.5 Any action taken by the Board or any committee thereof at any meeting where all members are present shall be valid whether or not notice of such meeting was in fact given, except as provided by law. Any action which might be taken at a meeting of the Board, or at a meeting of any committee thereof as the case may be, may be taken without meeting as provided by law.

Section 3.6 At all meetings of the Board a majority of the directors shall be necessary and sufficient to constitute a quorum for the transaction of business, but if less than a quorum are present, those present may adjourn the meeting from time to time until a quorum shall be present.

Section 3.7 The Board may unanimously elect from among the directors an Executive Committee, a Compensation and Human Resources Committee, an Audit Committee, and a Nominating and Governance Committee, and such other committees as the Board may from time to time determine, to serve at the pleasure of the Board. The members of the Board of Directors and of said Committees shall have the role of monitoring the conduct of the business and affairs of the corporation on behalf of all of the constituencies of the Corporation, including in particular, those who invest in the stock of the Corporation, in an environment of loyal but independent oversight. Each Committee shall maintain independent minutes of action, and with the exception of the Audit Committee, and resolutions of the Compensation and Human Resources Committee relating to matters governed by or within the scope of Section 16 of the Securities and Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code of 1986, or its successor provision, such minutes shall be subject to approval by the Board.

Section 3.8 The Executive Committee shall consist of a minimum of three directors of the Corporation, including the Chairman of the Board of Directors, and one of the members shall be designated by the Board of Directors as its Chair. The Chair of the Executive Committee shall preside at all meetings of the Executive Committee and shall perform such other duties as may be prescribed by the Board of Directors. The underlying purpose of the Executive Committee is to exercise all of the powers and authority of the Board during intervals between meetings of the Board, including the power to declare dividends on the Corporation’s common stock. The Committee shall have discretionary authority to undertake additional activities within the scope of its primary functions.

Section 3.9 The Audit Committee shall consist of a minimum of three directors of the Corporation, none of whom shall be officers or employees of the Corporation, and one of the members shall be designated by the Board of Directors as its Chair. The Chair of the Audit Committee shall preside at all meetings of the Audit Committee and shall perform such other duties as may be prescribed by the Board of Directors. The purpose of the Audit Committee is to assist the Board of Directors in fulfilling the Board’s responsibility to oversee the Corporation’s financial reports and accounting and reporting practices and to perform its duties and responsibilities as outlined in the Audit Committee Charter. The manager of the Corporation’s internal auditing function, when operative, shall have an indirect reporting relationship to the Audit Committee, and shall perform such duties as may be prescribed by the Board of Directors or by the Audit Committee. The Committee shall have discretionary authority to undertake additional activities within the scope of its primary functions.

Section 3.10 The Compensation and Human Resources Committee shall consist of a minimum of three directors of the Corporation, none of whom shall be officers or employees of the Corporation, and one of the members shall be designated by the Board of Directors as its Chair. The Chair of the Compensation and Human Resources Committee shall preside at all meetings of the Compensation and Human Resources Committee and shall perform such other duties as may be prescribed by the Board of Directors. The purposes of the Compensation and Human Resources Committee include: to administer all employee benefit plans heretofore or hereafter established including the granting of stock options and incentive awards authorized under employee benefit plans governed by or within the scope of Section 16 of the Securities and Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code of 1986, or its successor provision; to study and analyze specific and general matters of management compensation; to periodically review management compensation policies and practices; to make recommendations to the Board respecting incentive compensation awards; and to consider and approve officer salary adjustments of elected officers of the Corporation at the level of Vice President and above.

Section 3.11 The Nominating and Governance Committee shall consist of a minimum of three directors of the Corporation who do not have any direct or indirect material economic or personal association with the Corporation, or with any of its affiliates or the employees thereof. One of the members of the Committee shall be designated as its Chair by the Board of Directors. The Chair of the Nominating and Governance Committee shall preside at all meetings of the Nominating and Governance Committee and shall perform such other duties as may be prescribed by the Board of Directors. The primary functions of the Nominating and Governance Committee are to review with the Chief Executive Officer of the Corporation an appropriate size and makeup for the Board of Directors, including individuals having such background and business experience as are consistent with and compatible to the long-range interests and future direction of the Corporation; to consider the qualifications of persons identified as prospective Directors to either fill vacancies on the Board or enlarge its membership; to conduct research to identify and recommend nomination of suitable candidates who are willing to serve as members of the Board of Directors and who will make a substantial contribution to the Corporation based upon a careful review of their experience, background, interests, ability and availability to meet time commitments for board and committee responsibilities; and to determine whether any prospective or seated member of the Board has any economic or familial relationship with the Corporation which may negate his/her suitability for such service and to name a lead director to oversee the non-management executive sessions of the Board and to serve as an ongoing liaison between the directors and the employees. The Committee shall also monitor current members of the Board in light of the same guidelines used to select candidates, shall direct the activities of the Board and management in matters of corporate governance, and shall have general discretionary authority to undertake additional activities within the scope of its primary functions.

Section 3.12 Meetings of each committee shall be held from time to time as the Chair of such committee, the Chairman of the Board of Directors, or any two members of such committee shall determine, preferably at the principal executive office of the Corporation. All members of each committee shall be given written notice of any meeting by the Secretary, such notice to be mailed to each member at least three (3) days prior to the date thereof; provided, however, such written notice shall not be required as to any member who shall receive notice in person at least twenty-four (24) hours prior to the time of the meeting. Any member may in writing, before or after any meeting, waive notice thereof, and any member by his attendance at, and participation in, the action taken at any meeting shall be deemed to have waived notice thereof. A majority of the members of a committee shall constitute a quorum. Any action which might be taken at a meeting of a committee may be taken without meeting if evidenced by a resolution signed by all members. The Chair of each Board committee shall preside at all meetings of such committee and shall perform such other duties as may be prescribed by the Board of Directors or the Chairman thereof.

Section 3.13 All action taken by the Board committees shall be reported to the Board of Directors at its meeting next succeeding such action and shall be subject to revision by the Board of Directors provided that no acts or rights of third parties shall be prejudiced thereby. All such action shall also be recorded in the minute books of the Corporation in the same manner in which action taken by the Board of Directors is recorded. The affirmative vote of the majority of all members of each committee shall be necessary to its adoption of any resolution.

ARTICLE IV
Officers

Section 4.1 The officers of this Corporation shall be elected by the Board from time to time as it deems appropriate, and shall include a Chairman of the Board of Directors, who shall serve as Chief Executive Officer, to be elected by the Board of Directors from among its members, a president, and one or more vice presidents one of whom shall perform the duties of the Chief Financial Officer, a secretary, a treasurer, and such other officers, including one or more group vice presidents or one or more executive vice presidents, and agents as may from time to time be elected by the Board of Directors. Any two offices except those of the President and Vice President may be held by the same person. All officers shall hold office at the pleasure of the Board of Directors and be subject to dismissal by it, with or without cause.

Section 4.2 The salary and other compensation of the Chairman of the Board, the President and all elected Vice Presidents shall be fixed by the Board of Directors. If any vacancy shall occur among the elected officers, it shall be filled by the Board.

Section 4.3 The Chairman of the Board of Directors, or in his absence the Chair of the Compensation and Human Resources Committee, shall preside at all meetings of the Board of Directors. The Chairman of the Board has authority to appoint certain officers of the Company, including vice presidents and certain assistant officers whose responsibilities do not warrant election by the Board of Directors, and shall also perform such other duties as may be prescribed by the Board of Directors.

Section 4.4 The President shall be Chief Operating Officer of the Corporation and, as such, shall carry out the plans for the Corporation as approved by the Chairman of the Board and the Board of Directors. In the absence of the Chairman of the Board of Directors, he shall preside at all meetings of the stockholders and otherwise perform the Chief Executive Officer’s duties as prescribed by the Board of Directors.

Section 4.5 Each Vice President shall perform such duties as may be prescribed by the Board of Directors. The Vice President of Finance shall be the Chief Financial Officer. In the absence or disability of the Chairman of the Board, the President shall succeed to his powers and duties, and in the absence of the President, the Chief Financial Officer shall first succeed to his powers and duties, then the Executive or Group Vice Presidents in order of seniority and in the event all are unable to serve for any reason, the Vice Presidents shall succeed to their power and duties in the order in which elected.

Section 4.6 The Secretary shall attend all meetings of the Board of Directors, Executive Committee, and of the stockholders, and record all votes and keep minutes of all proceedings. He shall give, or cause to be given, required notices of meetings of the Board of Directors, Executive Committee and of the stockholders. He shall keep in safe custody the seal of the Corporation and, when authorized by the Board, affix the same to any instrument requiring it, and shall perform such other duties as may be prescribed by the Board of Directors.

Section 4.7 The Treasurer shall maintain necessary relationships with banks and other financial institutions and provide for adequate lines of credit; shall plan for and maintain adequate funds in appropriate working and depository accounts to meeting outstanding and planned commitments; and shall be responsible for safe custody and control of all funds and securities of the Corporation. He shall establish policies and procedures in relation to, and supervise management of, the extension of credit, and the collection of receivables. He shall maintain appropriate bond and dividend records, provide for proper signature or endorsement on all financial documents of the Corporation, and shall perform such other duties as may be prescribed by the President.

Section 4.8 The assistant to any officer shall, in the absence or disability of that officer, perform his duties and shall perform such other duties as may be prescribed by the Board of Directors.